Exhibit 23.4

July 28, 2022 Steven Mermelstein, Esq. Of Counsel Ellenoff Grossman & Schole, LLP 1345 Avenue of the Americas, 11th Fl., New York, NY 10105

We hereby consent to (i) the inclusion of our opinion letter, dated May 31, 2022, to the Board of Directors of Americas Technology Acquisition Corp. as Annex G to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 related to the proposed business combination with Rally Communitas Corp. and (ii) the references to such opinion therein under the headings and sub-headings (“Basis Of Presentation and Glossary”, “Questions and Answers,” “Risk Factors,” “Proposal 2: The Business Combination Proposal”,  “Background of the Business Combination,” “Engagement of Vantage Point,” and “Opinion of Vantage Point”). Notwithstanding the foregoing, in giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Vantage Point Advisors, Inc.

San Diego, California

July 28, 2022